FIBER OPTIC JOINT CONSTRUCTION AND EXCHANGE AGREEMENT

THIS AGREEMENT (“Agreement”) is made, entered into, and effective as of the 30th day of November, 1999, by and between McLeodUSA Telecommunications Services, Inc., an Iowa corporation (“McLeodUSA”) and Norlight Telecommunications, Inc., a Wisconsin corporation (“Norlight”).

BACKGROUND

A.	McLeodUSA and Norlight are each constructing fiber optic networks in and around Michigan, Minnesota, Wisconsin, and other states as further described in Exhibit A.

B.	McLeodUSA and Norlight desire to jointly construct fiber optic cables and enter into an exchange of an Indefeasible Right of Use (“IRU”) of McLeodUSA Fibers in the Norlight Cable and Norlight Fibers in the McLeodUSA Cable, upon all the terms and conditions set forth below.

DEFINITIONS

The following terms are used in this Agreement:

A. “Acceptance Notice” or “Joint Acceptance Notice” means the notice of acceptance or deemed acceptance of a Segment and/or entire route given by both parties pursuant to Article V after both Owner’s and IRU Grantee’s Fibers have been tested and found acceptable.

B. “Constructing Party” is the company responsible for the design, construction, and installation of the Cable. The Constructing Party may be either the Owner of the Cable or the IRU Grantee.

C. “Construction Costs” is the firm price specified in the applicable Exhibit A and includes the actual labor and material Cable construction/installation costs, engineering, and construction supervision costs, but does not include labor or material markups and/or profit.

D. “Construction Standards” means the specifications for the supply and installation of the Fibers, including Fiber specifications, attached hereto as Exhibit C.

E. “Dark Fiber” means Fiber between two specified locations that has no optronics or electronics attached to it.

F. “Effective Date” is the date the IRU commences after the Cable is tested and both the Owner and IRU Grantee accept their respective Fibers within a Segment.

G. “Fiber” means a glass strand or strands which is/are protected by a color coded buffer tube and which is/are used to transmit a communication signal along the glass strand in the form of pulses of light.

H. “Fiber Optic Cable” or “Cable” means a collection of Fibers contained in color coded buffer tubes with a protective outer covering, which covering includes stiffening rods and filler.

I. “Indefeasible Right of Use” or “IRU” is an exclusive and irrevocable right, subject to the term in Article II, to use the McLeodUSA IRU Fibers or the Norlight IRU Fibers, as applicable, provided, however, that granting of such IRU does not convey legal title to the Fibers.

J. “IRU Fibers” means the fibers obtained by the IRU Grantee in the other Owner’s Cable.

K. “IRU Grantee” means the party obtaining IRU Fibers in the Owner’s Cable.

L. “McLeodUSA Cable” means the Cable owned by McLeodUSA containing Dark Fibers in which Norlight has an IRU pursuant to the terms of this Agreement.

M. “Nonconstucting Party” is the company not responsible for designing, constructing and installing the Cable. The Nonconstructing Party may be either the Cable Owner or IRU Grantee.

N. “Norlight Cable” means the Cable owned by Norlight containing Dark Fibers in which McLeodUSA has an IRU pursuant to the terms of this Agreement.

O. “Optical Splice Point” means the point where one party’s Fiber is connected to the other party’s Cable.

P. “Owner” means the respective owner of the Norlight Cable and McLeodUSA Cable.

Q. “Proportionate Share” refers to shared costs or reimbursements calculated by multiplying total costs or reimbursements by the ratio between the number of the party’s Fibers to the total Fiber count in the affected or adjacent Cable(s).

R. “Rights” see Article XV for definition.

S. “Segments” are portions of Cable routes specified in Exhibit A of this Agreement which are capable of being tested and accepted.

In consideration of their mutual promises, the parties expressly agree as follows:

ARTICLE I

FIBER OPTIC EXCHANGE

1.1 Norlight desires to obtain an IRU for single-mode optical fiber in a Cable owned by McLeodUSA specifically described in Exhibit A to this Agreement, which is incorporated into this Agreement by reference. From time to time additional routes may be added by amending Exhibit A to this Agreement. For each IRU granted, a separate Exhibit A, executed by both parties, will be attached hereto, titled so as to identify the Cable route and resulting IRU. Upon Joint Acceptance of a Segment by both Norlight and McLeodUSA, McLeodUSA grants an IRU to Norlight for the IRU Fibers specified in the applicable Exhibit A. At the time of Joint Acceptance, the Constructing Party warrants that it provides good and clear title to the Norlight IRU Fibers, such IRU Fibers being free and clear of all liens. Upon Acceptance, McLeodUSA also grants a non-exclusive right to use tangible and intangible property Norlight needs to use its IRU Fibers, including, but not limited to, cable sheathing, troughing, pedestals, slack containers, and related equipment, but excluding any electronic or optronic equipment. Norlight shall be entitled to use its IRU Fibers for any lawful purposes subject to i) agreeing to be bound by all laws, regulations and any requirements of Rights agreements relating to access, ii) agreeing to appoint McLeodUSA as its agent for matters relating to access to the Rights and iii) agreeing to notify McLeodUSA of any transfer and obtaining from any transferee undertakings to be bound by the above as per the terms and conditions of the Rights agreements.

1.2 McLeodUSA desires to obtain an IRU for single-mode optical fiber in a Cable owned by Norlight specifically described in Exhibit A to this Agreement. From time to time additional routes may be added by amending Exhibit A to this Agreement. For each IRU granted, a separate Exhibit A, executed by both parties, will be attached hereto, titled so as to identify the Cable route and resulting IRU. Upon Joint Acceptance of a Segment by both McLeodUSA and Norlight, Norlight grants an IRU to McLeodUSA for the IRU Fibers specified in the applicable Exhibit A. At the time of Joint Acceptance, the Constructing Party warrants that it provides good and clear title to the McLeodUSA IRU Fibers, such IRU Fibers being free and clear of all liens. Upon Acceptance, Norlight also grants a non-exclusive right to use tangible and intangible property McLeodUSA needs to use its IRU Fibers, including, but not limited to, cable sheathing, troughing, pedestals, slack containers, and related equipment, but excluding any electronic or optronic equipment. McLeodUSA shall be entitled to use its IRU Fibers for any lawful purposes subject to i) agreeing to be bound by all laws, regulations and any requirements of Rights agreements relating to access, ii) agreeing to appoint Norlight as its agent for matters relating to access to the Rights and iii) agreeing to notify Norlight of any transfer and obtaining from any transferee undertakings to be bound by the above as per the terms and conditions of the Rights agreements.

1.3 Consideration for the rights granted in Article I shall be the grant of IRUs as specified in Exhibit A. For reciprocal IRUs, the parties intend that such exchanges of McLeodUSA IRU Fibers for Norlight IRU Fibers will be classified for income tax purposes as an exchange of property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, for accounting purposes and for federal and all applicable state and local income tax purposes, McLeodUSA shall be treated as the owner of the McLeodUSA IRU Fibers and Norlight shall be treated as the owner of the

Norlight IRU Fibers. To the greatest extent possible, delivery of the respective IRUs shall occur simultaneously on a date mutually agreed to by both parties and indicated on the respective Exhibits A. Notwithstanding the preceding, delivery of the respective IRUs may occur upon agreement of the parties and due to construction related delays in cable pulling or splicing work, to occur on separate dates, but in no event more than one hundred eighty (180) days apart and the parties shall take such action, or refrain from action, as the case may be, to ensure such timing and delivery falls within the mandatory requirement of the Code.

ARTICLE II

EFFECTIVE DATE AND TERM

2.1 The IRU Grantee will be entitled to use the IRU Fibers upon the Joint Acceptance of a route Segment. The initial IRU term shall start upon Joint Acceptance (“Effective Date”) and shall terminate on the earlier of twenty (20) years from the Effective Date of the last Segment of the routes described in Exhibit A, but in any event no later than year 2022, or at the end of the economic useful life of the IRU Fibers as determined by the IRU Grantee. The IRU Grantee will have an option to renew the term for two (2) additional ten (10) year periods. An election by either party to extend the term for its IRU Fibers must be given in writing to the Owner at least one (1) year prior to the expiration of the then current term or extension. If the IRU Grantee determines that its IRU Fibers have reached the end of their economically useful life or otherwise desires not to retain the IRU in a Segment, the IRU Grantee shall have the right to abandon the IRU with respect to that Segment by written notice to the Owner in accordance with Article XX of this Agreement.

2.2 Exhibit A’s for additional routes may be separately executed and incorporated into this Agreement for a period of three (3) years after the execution of this Agreement. Such exercise period shall automatically renew for two (2) additional one-year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then current term.

2.3 Expiration or termination of this Agreement shall not affect the rights or obligations of any party with respect to any payments of expenses incurred prior to the date of termination or pursuant to Article XII (Taxes); Article XIII (Liability); Article XV (Required Rights); and Article XXVI (Dispute Resolution).

ARTICLE III

SCHEDULE

The target dates for completion of route Segments are contained in Exhibit A.

ARTICLE IV

CABLE CONSTRUCTION

4.1 The Constructing Party shall be responsible for designing, engineering, constructing, and installing the Owner’s Cable (“Work”) in the service areas respectively described in Exhibit A. The Owner’s Cable will include IRU Fibers in accordance with the terms of this Agreement. The Constructing Party shall complete each Segment’ s Work in accordance with a mutually agreeable schedule, with the completion of the Work as specified in Exhibit A. Upon completion of a Segment, the Constructing Party shall notify the Nonconstructing Party in writing, requesting the Nonconstructing Party’s acceptance of its Fibers.

4.2 The Constructing Party is responsible for the supervision of each subcontractor’s compliance with the terms and conditions of this Agreement.

4.3 The Constructing Party shall provide the labor, material, services, and equipment required to complete the Work in accordance with the requirements set forth in Exhibit C. If mutually agreed, the Nonconstructing Party may purchase the Cable for the Segment with Proportionate Share reimbursement to be made by the Constructing Party within 30 days after invoice. The Constructing Party shall comply in all material respects with any and all applicable building, construction and safety codes for the Work as well as any and all other applicable federal, state and local laws, codes, ordinances, statutes and regulations.

4.4 Within a reasonable time after both parties execute the applicable Exhibit A and without unreasonable delay, the Constructing Party shall complete the preliminary route engineering and develop a scope of work to complete the applicable routes described in Exhibit A in accordance with the criteria set forth in the Construction Standards. As soon as reasonably practical, and at least thirty (30) days prior to the start of construction, the Constructing Party shall provide the engineered routes, including planned location of shelters, and specifications to the Nonconstructing Party for its review and approval, as well as copies of permits, if requested by the Nonconstructing Party. The Nonconstructing Party shall review the engineered routes to determine the access points to its Fibers, and, if insufficient, the Nonconstructing Party shall identify and provide the Constructing Party the location of terminations, loops and access to the Nonconstructing Party’s Cables so that the Constructing Party can engineer such required access. Nonconstructing Party shall provide Constructing Party with required access points within ten (10) business days after receiving Constructing Party’s engineered routes. For additional access after Joint Acceptance, the IRU Grantee shall request such work not less than ninety (90) days in advance of the date the connection is requested to be completed. Such work will be restricted to a Planned System Work Period (“PSWP”), unless otherwise agreed to in writing for specific projects. The IRU Grantee shall pay the Owner’s costs for each connection performed by the Owner within thirty (30) days after the date of receipt of the Owner’s invoice.

4.5 The Constructing Party shall bear the risk of loss for all Work until Joint Acceptance as provided in this Agreement. However, the Constructing Party shall not be responsible for any such loss due to the negligent or intentional actions or omissions of the Nonconstructing Party.

4.6 The Constructing Party and the Nonconstructing Party shall mutually agree to a joint inspection schedule, and both parties shall have the right subject to the protocols of the Rights agreements to inspect the Work at all stages and at all times. The parties shall use their best efforts to keep a competent inspector available during the construction. During inspections, the Nonconstructing Party will have neither the responsibility nor authority for directing the work of contractors performing the Work.

4.7 In connection with the Work, the Constructing Party shall have the following duties and obligations:

(a) The Constructing Party shall acquire easements, Rights, conduit or other leases, fee interests and other rights as well as secure any and all other long-term permits, in the name of the Owner, necessary and requisite for constructing the Owner’s Cable. Each Constructing Party represents and warrants that it will perform all necessary actions regarding the acquisition of land and easements for building the Owner’s Cable, including, without limitation:

(1)	Such limited title searches to ascertain the validity of title in present landowners along the Cable route as the Owner deems necessary; and

(2)	Acquire easements, indefeasible rights of use, rights-of-way, conduit or other leases, fee interests and other rights which are recorded (as applicable and to the extent deemed necessary by the Owner) in the office of the Recorder of Deeds of the appropriate county or such other offices as may be appropriate to enable the Owner to grant the IRU contemplated by this Agreement, including without limitation, rights, licenses, authorizations, rights-of-way, and other agreements necessary for the use of poles, conduit, cable, wire or other physical plant facilities; provided, however, both parties acknowledge and agree that, subject to the obligations set forth in Subarticle 15.2, such acquired easements, indefeasible rights of use, rights-of-way, conduit or other leases, fee interests and other rights may not extend for the IRU initial term.

(b) The Constructing Party shall use its reasonable efforts to protect all property of Rights owners and any adjacent property, and shall use its reasonable efforts to take precautions for the safety of its employees and subcontractors on, in, or about the site and shall comply with applicable federal, state and municipal safety laws and building codes.

(c) During the course of the Work, the Constructing Party shall procure any and all permits and licenses of a temporary nature, and all Rights access that are necessary for performance thereof (e.g., bridge, rail, and interstate highway crossings) and the Constructing Party shall observe and abide in all material respects with all applicable restrictions and all laws, regulations, ordinances, and other rules of any governmental authority having jurisdiction over the Work.

(d) The Constructing Party shall provide the Nonconstructing Party written notification and obtain the approval of the Nonconstructing Party of any changes during construction that would affect the Nonconstructing Party’s access (including end-points) to its Fibers.

4.8 The Constructing Party and Nonconstructing Party may by written agreement make changes in, additions to, and omissions from Cable Segments, including reciprocal extensions mutually agreed to in writing by the parties to the routes initially described in Exhibit A. The Constructing Party shall use its reasonable efforts to promptly proceed with the performance of the Work with respect thereto as so changed. The cost and time for performance shall be equitably adjusted to compensate for increased or decreased costs of performance or time of performance resulting from such changes, additions, and omissions.

4.9 The Constructing Party shall provide the Nonconstructing Party a written monthly status report including a Work schedule for Segments up to and through final completion of all Segments, including a status of work in process, estimated completion dates, issues affecting the completion of Work, Segments completed, and any other information reasonably requested by the Nonconstructing Party.

4.10 If either party fails to deliver a Segment on or before the estimated completion/delivery date in the applicable Exhibit A, then such party shall be designated as a “Late Party” and the parties shall designate representatives to meet and review the status of the Late Party’s Segment(s). The Late Party shall provide within fourteen (14) days of the estimated completion/delivery date, a plan and schedule to complete construction, installation, and testing of the Segment(s) to meet the requirements of Article 1.3.

ARTICLE V

ACCEPTANCE

5.1 At the completion of a Segment’s construction, the Constructing Party shall provide the Nonconstructing Party the opportunity to perform, subject to the protocols of the Rights agreements, a physical inspection. In addition, Constructing Party shall provide the acceptance test plan (“ATP”) and test results for the Nonconstructing Party’s Fibers in accordance with the requirements of Exhibit D. The Nonconstructing Party, subject to the protocols of the Rights agreements, shall be provided the opportunity to observe the Constructing Party’s tests. Both parties shall provide an Acceptance Notice to the other in the form of Exhibit E (“Joint Acceptance”) for its respective Fibers.

5.2 Within seven (7) days after receiving the ATP and test results, the Nonconstructing Party shall inspect the Work and its Fibers in accordance with the Construction Standards and the Exhibit D acceptance tests. The Nonconstructing Party shall then provide the Acceptance Notice or indicate its Fibers do not meet the specifications set out in Exhibits C or D, giving notice to the Constructing Party of any claim with respect to the Nonconstructing Party’s Fibers. The Constructing Party will cooperate with the Nonconstructing Party to provide additional documentation that would reasonably allow the Nonconstructing Party to evaluate the acceptability of its Fibers. In addition, the Nonconstructing Party shall be allowed, subject to the protocols of the Rights agreements, to conduct its own tests, at the Nonconstructing Party’s expense, to determine acceptability of its Fibers. Issuance of an Acceptance Notice or failure to issue a notice of defective Work during the time period indicated above shall constitute “Acceptance” of the Work by Nonconstructing Party, but such Acceptance shall not invalidate the Warranty described in this Agreement. The Constructing Party shall take required actions, including retesting Fibers, until all Fibers conform to the specifications in Exhibits C and D.

5.3 Upon Joint Acceptance of a Segment and, if applicable, payment of shared Construction Costs, Proportionate Share Rights fees and incremental Fiber costs, title to that Cable Segment shall vest in the Owner listed in Exhibit A, with IRU Grantee receiving grant to its IRU Fibers.

5.4 Any disputes as to Acceptance of IRU Fibers shall be resolved in accordance with Article XXVI.

ARTICLE VI

DOCUMENTATION

6.1 The Constructing Party shall deliver to the Nonconstructing Party complete documentation regarding the as-built condition of the Cable. This documentation (hereinafter referred to as the “Documentation”) shall consist of the following:

(a) As-Built Drawings prepared in accordance with the specifications set forth in Exhibit F.

(b) Names of all manufacturers whose optical fiber cable, associated splices and other equipment are used in installing and providing fiber optic network services.

(c) Technical specifications of the optical fiber cable, associated splices and other equipment used in installing and providing fiber optic network services.

(d) Summary of Rights and easement providers and recurring fee schedule.

6.2 The Documentation shall be supplied within ninety (90) days after Acceptance of each Segment.

ARTICLE VII

FRANCHISE/LICENSE/PERMIT FEES, AND CO-LOCATION AGREEMENTS

7.1 Each party will be responsible for entering into any co-location agreements with Local Exchange Carriers and Interexchange Carriers for its IRU Fibers.

7.2 Each party will be responsible for the appropriate government filings, licenses, or other requirements to place its Fibers into operation, including, but not limited to, municipal licenses and/or franchise agreements (excluding Rights agreements).

7.3 Pole attachment, permit and permit application fees, Rights fees, easement fees or any other fees related to the construction of Fiber Optic Cable will initially be the responsibility of and paid for by the Constructing Party, subject to reimbursement and annual Rights cost sharing provisions of Article VIII.

ARTICLE VIII

PAYMENT

8.1 For the joint construction and IRU exchange in this Agreement, McLeodUSA and Norlight shall pay for Construction Costs and initial and annual Rights or easement fees as indicated in Exhibit A. Exhibit A will be amended by Proportionate Share should annual Rights or easement fees be instituted or changed by government agencies or taxing authorities during the term of this Agreement. In addition, the parties will pay their Proportionate Share for the Fiber Optic Cable. Further, the IRU Grantee for each Segment will pay an annual maintenance fee for routine maintenance. Emergency maintenance will be paid in accordance with Article IX.

In the event one party obtains an IRU in a third party’s Cable and subsequently grants an IRU to the other party to this Agreement, cost sharing, including maintenance fees, will also apply. However, payment terms may vary for the subsequent IRU grant and those terms will be separately negotiated and included in the applicable Exhibit A.

8.2 For joint construction, payment will be made as follows:

(a) For the purposes of this Agreement, Construction Costs for all Segments shall be jointly agreed to before construction begins and included in the applicable Exhibit A. Construction Costs will include a mutually agreed to mark-up for construction supervision, splicing, and engineering if those tasks are performed in-house.

(1)	20% upon the start of construction

(2)	70% of the value of each Segment shall be paid upon Segment Joint Acceptance

(3)	10% upon delivery of Documentation

(b) The Constructing Party shall also be entitled to reimbursement from the Nonconstructing Party for Rights fees, permit and easement fees, as indicated in the applicable Exhibit A, necessary to construct the Cable and actually paid by the Constructing Party, to be paid within thirty (30) days of invoice. After Joint Acceptance, the Owner shall be entitled to reimbursement from the IRU Grantee for annual Rights or easement fees, as indicated in the applicable Exhibit A, to be paid within thirty (30) days of invoice, based on fees actually paid.

(c) The Nonconstructing Party will pay the Proportionate Share for the Fiber Optic Cable within thirty (30) days after invoice. If mutually agreed, the Nonconstructing Party may purchase the Cable for the Segment with reimbursement to be made by the Constructing Party for its Proportionate Share within thirty (30) days after invoice.

(d) An annual maintenance fee for routine maintenance will be paid by the IRU Grantee to the Cable Owner. After Joint Acceptance, the IRU Grantee shall pay the Owner an annual routine maintenance fee as set forth in the attached Exhibit A within thirty (30) days after invoice. The IRU Grantee shall pay the Owner for routine maintenance of its Fibers based upon the actual route miles without regard to the estimated mileage set forth in Exhibit A. Routine maintenance fees shall be adjusted every five (5) years by using the Consumer Price Index (all city index), published by the Bureau of Labor Statistics, United States Department of Labor. The routine maintenance fee shall adjust by the same percentage of increase that the Consumer Price Index published on each fifth (5th) anniversary date has increased over the Consumer Price Index published on the date of this Agreement.

8.3 Each Constructing Party shall be responsible for splicing and testing to provide the Nonconstructing Party’s Fibers. After Joint Acceptance, Owner’s cost for additional splicing and testing for the IRU Grantee to access the IRU Fibers will be billed to and paid by the IRU Grantee within thirty (30) days after invoice.

8.4 The Nonconstructing Party shall have the right to audit Constructing Party’s books and records relating to Constructing Party’s costs which are not fixed in advance and for which Constructing Party, under the terms of this Agreement, seeks reimbursement or contribution thereof from Nonconstructing Party. The IRU Grantee shall have the right to audit the Owner’s books and records relating to the Owner’s costs which are not fixed in advance and for which the Owner, under the terms of this Agreement, seeks reimbursement or contribution thereof from the IRU Grantee.

ARTICLE IX

MAINTENANCE AND REPAIR

9.1 Each Owner warrants that its Cable will be maintained in accordance with prevailing telecommunications industry standards, and with the Maintenance Standards contained in Exhibit G of this Agreement.

9.2 All routine maintenance and repair functions and emergency maintenance and repair functions, including “one-call” responses, cable locate services, and necessary relocation of the Owner’s Cable containing the IRU Grantee’s Fibers, shall be performed by the Owner or its designee for a period coterminous with the term of this Agreement at Owner’s expense, unless the parties otherwise agree in writing.

(a) Emergency Maintenance. Owner shall respond to any failure, interruption or impairment in the operation of the IRU Fibers within four (4) hours after receiving a report of any such failure, interruption or impairment. Owner shall use its reasonable efforts to perform maintenance and repair to correct any failure, interruption or impairment in the operation of the IRU Fibers within eight (8) hours in accordance with the procedures set forth in Exhibit G. The IRU Grantee shall pay a Proportionate Share for emergency maintenance, payable within thirty (30) days after invoice.

(b) Routine Maintenance. Owner shall schedule and perform specific periodic maintenance and repair checks and services, as set forth in Routine Maintenance Standards, attached as Exhibit G. Additional maintenance can be performed from time to time on the IRU Fibers at Owner’s reasonable discretion, or upon IRU Grantee’s reasonable request with reasonable advance notice to Owner. The annual maintenance fee described in Article VIII covers all routine maintenance.

9.3 In the event Owner, or others acting on the Owner’s behalf, at any time during the term of this Agreement, or any extension thereof, discontinues maintenance and/or repair of the Owner’s Cable, the IRU Grantee, or others acting on the IRU Grantee’s behalf, shall have the right, but not the obligation, to thereafter provide for the maintenance and repair of IRU Fibers in the Owner’s Cable at the IRU Grantee’s sole cost and expense. If the Owner discontinues maintenance, the IRU Grantee shall not pay the annual routine maintenance fees in Subarticle 8.2(d) of this Agreement, and shall be entitled to a refund of any pre-paid maintenance fees within thirty (30) days after discontinuance of maintenance. The IRU Grantee shall use contractors pre-approved by the Owner, which approval shall not be unreasonably withheld or delayed, and shall be deemed approved after the expiration of a thirty (30) day notice period. Any maintenance and/or repair discontinuance shall be upon no less than six (6) months’ prior written notice by the Owner to IRU Grantee. In the event of such discontinuance, Owner shall obtain for IRU Grantee, or others acting in IRU Grantee’s behalf, adequate access to the easements or Rights on or within which the IRU Fibers are located, for the purpose of permitting the IRU Grantee, or others acting on the IRU Grantee’s behalf, to undertake maintenance and repair of the IRU Fibers.

9.4 The Cable Owner shall provide reasonable advance notice to the IRU Grantee of maintenance or repairs that may affect the IRU Fibers. IRU Grantee shall have the right, subject to the protocols of the Rights providers, to have a representative present any time maintenance or repairs are performed which may affect the IRU Fibers.

ARTICLE X

SPLICING

10.1 IRU Fibers may be physically spliced into the Owner’s Cable. Splicing requires penetration of the Cable sheath, exposing the Fibers within the sheath. In order to maintain the integrity of Owner’s Cable after Joint Acceptance, the Owner, or a contractor operating under Owner’s direction, must perform all splicing performed on the Owner’s Cable.

10.2 For future expansion at existing splice points, Owner will perform the necessary splicing upon written or email request by IRU Grantee. Normal requests for splicing shall be submitted at least ten (10) days prior to the requested splicing date, and expedited requests shall be submitted at least 72 hours prior to the requested splicing date. Owner shall obtain any and all permits necessary for such splicing. IRU Grantee agrees that it will not perform any splicing or interfere in any manner with the Owner’s Cable. After Joint Acceptance, the cost of splicing Fibers into Owner’s Cable will be borne by the IRU Grantee. The Optical Splice Points for each route shall be included in the engineered drawings which are subject to the review/approval procedure in Article 4.4. The Constructing Party shall provide the IRU Grantee with a splicing and splice testing schedule(s) so IRU Grantee’s representative may be present, subject to protocols of Rights agreements. Splicing documentation (ATP and test results) will be provided by Constructing Party within ninety (90) days after splicing is completed.

10.3 IRU Grantee shall provide thirty (3O) days written notification to the Owner if a new splice point is needed after initial Joint Acceptance of a Segment.

10.4 All splicing will be performed by the fusion splicing method or by any other method that is mutually agreed to in writing by the parties.

ARTICLE XI

WARRANTIES

11.1 Each Constructing Party warrants at the time of Joint Acceptance its constructed Cable(s) to be of good workmanship and materials, except any materials which are separately warranted by the manufacturer, and further warrants the Nonconstructing Party’s Fibers to perform and operate in accordance with the manufacturer’s specifications and industry standards in Exhibit D.

11.2 Each Constructing Party represents and warrants that all equipment and materials to be used in the construction of NonConstructing Party’s Fibers covered by this Agreement will be new, of good quality, properly constructed and/or installed, free of defects, and in conformity with the requirements of this Agreement. Such warranty shall be effective, with respect to each specific Segment for a period of one (1) year from Acceptance. All work not conforming to the specifications set out in Exhibit C may be considered defective by the Nonconstructing Party and the Constructing Party shall immediately replace any damaged or defective Work at its own expense. The Constructing Party shall use reasonable efforts to promptly repair or replace all such defective Work; provided that the Constructing Party shall repair or replace such defective Work within thirty (30) days following its confirmation of the defect, unless reasonable circumstances dictate a shorter or longer period, in which event the parties shall in good faith mutually agree upon such period. All replaced defective equipment or items shall become the sole property of the Constructing Party.

11.3 Nonconstructing Party’s sole and exclusive remedy and the Constructing Party’s sole and exclusive maximum liability under the warranties contained in this Article shall be, at the sole option of the Constructing Party, to repair (with new or functionally operative parts) or replace any defective portion of its Cable of which Constructing Party receives notice during the warranty period, provided that Constructing Party is promptly notified in writing upon discovery by Nonconstructing Party that any portion of the Nonconstructing Party’s Fibers has failed to conform with the terms of this Agreement, such writing to include an explanation of alleged defects.

11.4 In addition to the foregoing warranties, each Constructing Party hereby assigns to the Nonconstructing Party, and the Nonconstructing Party shall have the benefit of, any and all contractors’ and suppliers’ warranties with respect to the material in the Cable. The Constructing Party agrees that its contracts with subcontractors and suppliers shall require that such parties (i) consent to the assignment of such warranties (if any) to the Nonconstructing Party, and (ii) agree that such warranties (if any) shall be enforceable by the Nonconstructing Party in its own name. The parties agree to cooperate with each other in the event that they have a similar warranty claim against contractor or supplier arising out of this Agreement.

11.5 Constructing Party’s warranties do not extend to defects caused by acts of God, accident, fire or other hazard, factors outside the Constructing Party’s reasonable control, nor resulting from Nonconstructing Party’s, its designees or third parties misuse, neglect, alterations, storage, attempts to repair, or use of other supplies not meeting specifications.

THE FOREGOING WARRANTIES AND REMEDIES CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE MCLEODUSA CABLE AND NORLIGHT CABLE AND ARE EXCLUSIVE REMEDIES IN THE EVENT OF BREACH OF SUCH WARRANTIES. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL IN ANY EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY REASON.

ARTICLE XII

TAXES

12.1 As used in this Article XII, “Tax” or “Taxes” shall mean any and all taxes, fees, assessments, charges, levies, together with any penalties, fines, or interest thereon, (hereinafter collectively referred to as “Taxes”) imposed by any authority having the power to tax, including any city, county, state, or federal government or quasi-governmental agency or taxing authority.

12.2 Upon IRU Grantee’s acceptance of its IRU Fibers, it shall be responsible for any and all sales, use, income, gross receipts or other Tax assessed on the basis of revenues received by IRU Grantee pursuant to its use of its IRU Fibers. Upon IRU Grantee’s Acceptance of its IRU Fibers, it shall be solely responsible for any real or personal property Taxes relating in any way to its IRU Fibers. IRU Grantee shall reimburse Owner for IRU Grantee’s Proportionate Share if Owner is assessed and pays any such Tax. However, in the event the Tax assessed is based upon the IRU Grantee’s use of its IRU Fibers, the IRU Grantee shall be solely responsible for said Tax. The parties shall cooperate to minimize adverse tax consequences and may mutually amend this Agreement to improve their respective company’s tax positions.

12.3 Either party may in good faith, contest the imposition of any tax imposed against them in accordance with this Agreement; provided, however, that the contesting party shall take all steps reasonably necessary to ensure that the non-contesting party’s use of its fibers shall not be impaired, including, but not limited to, depositing the entire contested amount in escrow with the taxing authority.

ARTICLE XIII

LIABILITY

13.1 Neither Norlight nor McLeodUSA shall be liable to the other for any indirect, special, punitive or consequential damages (including, but not limited to, any claim from any customer for loss of services) arising under this Agreement or from any breach or partial breach of the provisions of this Agreement or arising out of any act or omission of either party hereto, its directors, officers, employees, servants, contractors and/or agents. Both McLeodUSA and Norlight shall include in any agreement with any third party relating to the use of the McLeodUSA Cable or the Norlight Cable a waiver by such third party of any claim for indirect, special, punitive or consequential damages (including, but not limited to, any claim from any client or customer for loss of services) arising out of or as a result of any act or omission by either party hereto, its directors, officers, employees, servants, contractors and/or agents. Notwithstanding any other provisions of this Agreement, with respect to the performance or interruption of any services provided by the IRU Grantee through the IRU Fibers, the Owner will not be liable for any damages (including without limitation, damages for harm to business, lost revenues, lost savings, or lost profits) claimed by the IRU Grantee or its end user customers or those to whom the IRU Grantee has entered into leases with or to whom it has granted IRUs in accordance with Section 23.4.

13.2 Subject to the limitation on indirect, special, punitive, or consequential damages in Article 13.1, each party assumes, releases and agrees to indemnify, defend, protect and save the other (including its directors, officers, agents, representatives and employees) harmless from and against any claim, damage, loss, liability, injury, cost and expense (including reasonable attorney’s fees and expenses) in connection with any loss or damage to any property or facilities of the indemnified party arising out of or resulting in any way from the acts or omissions to act, negligence or willful misconduct of the indemnifying party, its directors, officers, employees, servants, contractors and/or agents in connection with the exercise of its rights and obligations under the terms of this Agreement. The parties hereto expressly recognize and agree that each parties’ obligation to indemnify, defend, protect and save the other harmless is not a material obligation to the continuing performance of the parties’ other obligations, if any, under the terms of this Agreement. In the event a party shall fail for any reason to indemnify, defend, protect and save the other harmless, the indemnified party hereby expressly recognizes that its sole remedy in such event shall be the right to bring suit against the indemnifying party for its damages as a result of the indemnifying party’s failure to so indemnify, defend, protect and save harmless.

13.3 Nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages, including consequential damages, against any third party based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of the McLeodUSA Cable, Norlight Cable or any IRU Fibers; provided, however, that each party hereto shall assign such rights or claims, execute such documents and do whatever else may be reasonably necessary to enable the injured party to pursue any such action against such third party.

ARTICLE XIV

FORCE MAJEURE

The obligations of the parties hereto are subject to force majeure and neither party shall be in default under this Agreement if any failure or delay in performance is caused by strike or other labor dispute; accidents; acts of God; fire; flood; earthquake; lightning; unusually severe weather; material or facility shortages or unavailability not resulting from such party’s failure to timely place orders therefor; lack of transportation; legal inability to access property; acts of any governmental authority; government codes, ordinances, laws, rules and regulations or restrictions (collectively “Regulations”) (but not to the extent the delay caused by such Regulations could be avoided by rerouting the Cable if such a reroute was commercially reasonable); condemnation or the exercise of rights of eminent domain; war or civil disorder; or any other cause beyond the reasonable control of either party hereto. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. Notification shall be given by the excused party of the cause and of the estimated duration, when possible.

ARTICLE XV

PERMITS AND REQUIRED RIGHTS

15.1 The Constructing Party shall obtain on or before Joint Acceptance with respect to each Segment to be delivered hereunder, any and all right-of-way agreements, easements, licenses, rights, or other agreements necessary for the use of poles, conduit, cable, wire, physical plant facilities, and/or access to real property underlying the Owner’s

Cable (“Rights”). Further, as of Joint Acceptance, the Constructing Party shall obtain any and all rights, licenses, franchises, highway/railroad/waterway crossing permits, authorizations, agreements, permits, and approvals (including without limitation, any necessary local, state, federal or tribal authorizations and environmental permits) and collectively referred to as “Permits”, that are necessary for the installation and operation of the Owner’s Cable. The Constructing Party shall obtain all Rights and Permits in the name of the Owner. In addition, the Constructing Party shall use its reasonable best efforts to obtain Rights which will allow the IRU Grantee access to IRU Fibers in the presence of Owner’s employee or agent. Both parties shall cooperate to obtain such Rights.

15.2 It is expressly understood that McLeodUSA’s and Norlight’s obligations under this Agreement are conditioned upon and shall in all respects be subject to the continuation or acquisition of such Rights and Permits. The parties shall use their best efforts to obtain or to cause such Rights and Permits to remain effective through the Term of this Agreement, and any extension thereof. Copies of any and all agreements with respect to the Rights and Permits shall be made available to the other party upon request. If confidentiality obligations under such agreements preclude provision of the entire document, summaries of the substantive provisions thereof will be provided. In the event the Owner is unable to resolve any issue with respect to Rights in a manner reasonably acceptable to the IRU Grantee, the IRU Grantee may, after providing the Owner thirty (30) days prior written notice, attempt to resolve the issue directly with the granter of such Rights.

15.3 Each Constructing Party represents and warrants that, as of the date hereof, there is no litigation pending or, to the best of its knowledge, threatened regarding any of the Rights obtained or to be obtained by such Constructing Party requisite to the construction of the Owner’s Cable. Each Constructing Party agrees to promptly inform the other of any such litigation commenced or threatened after the date hereof.

ARTICLE XVI

RELOCATION OF CABLE

16.1 If the Owner is required to relocate or replace its Cable or any of the appurtenant facilities used or required in providing the IRU, and the gross cost (excluding reimbursements) of the Owner’s relocation, or replacement exceeds $5,000 per occurrence, then, so long as such work is not necessitated by a breach of the Owner’s obligations, the IRU Grantee shall reimburse the Owner for the IRU Grantee’s Proportionate Share of such costs, including, without limitation, fiber acquisition, splicing, and testing. In the event that a third party reimburses the Owner for all or a portion of the cost to perform such work, then this reimbursement amount shall reduce on a dollar for dollar basis the aggregate amount of costs deemed to have been spent by the Owner. The Owner shall deliver to the IRU Grantee updated as-built drawings and Documentation with respect to any relocated portion of the Cable not later than one-hundred eighty (180) days following such relocation.

16.2 The Owner shall give the IRU Grantee sixty (60) days prior notice of any such relocation, if possible, and shall have the obligation to proceed with such relocation,

including, but not limited to, the right to determine the extent of, the timing of, and methods to use for such relocation; provided that any such relocated Cable and Fibers shall be constructed and tested in accordance with the specifications and requirements set forth in Exhibits C, D, and F. Acceptance of the relocated IRU Fibers shall be in accordance with Article V of this Agreement. In addition, the Owner shall use reasonable efforts to ensure relocation shall not result in an adverse change to the operations, performance, or connection points with the network of the IRU Grantee, or end points of the applicable Cable.

16.3 The IRU Grantee has the right to review and approve the relocation plans of the Owner fourteen (14) days prior to any relocation and has the right to have, subject to the protocols of the Rights Agreements, a representative present at the time the Owner relocates the Cable that contains the IRU Fibers.

ARTICLE XVII

INSURANCE

17.1 McLeodUSA and Norlight shall, itself or through its contractors, each maintain insurance, for the duration of this Agreement, as follows:

(a) Workers’ Compensation Insurance complying with the law of the state or states in which the services are to be provided and Employers Liability Insurance with the limits of $500,000 each accident, including occupational disease coverage with limits of $500,000 each employee, $500,000 policy limit.

(b) Comprehensive General Liability Insurance, including premises, operations, products and completed operations, contractual, broad form property damage, independent contractors and personal injury with the following minimum limits: Personal Injury -$5,000,000 each person and $5,000,000 each accident, and Property Damage - $1,000,000 each accident.

(c) Railroad Protective Liability Coverage required for any work within fifty (50) feet of a railroad Rights: $2,000,000 or any other amounts required by the right-of-way providers.

(d) Automobile Liability Insurance for owned, hired and non-owned autos: $2,000,000 combined single limit bodily injury/property damage.

Insurance amounts contained in this section shall be increased by the respective parties every ten (10) years based upon the increase in the Consumer’s Price Index.

17.2 Failure of either party to enforce the minimum insurance requirements listed above shall not relieve the other party of the responsibility for maintaining these coverages. The parties shall furnish to each other certificates of insurance reflecting policies carried and limits of coverage as required above, which shall state that thirty (30) days notice shall be given prior to cancellation, non-renewal or any material change in any such insurance coverage. The insurance for both parties shall name the other as an additional insured. Norlight shall name McLeodUSA Incorporated, McLeodUSA Telecommunications Services, Inc. and McLeodUSA Network Services, Inc. as additional insured. McLeodUSA shall name Norlight Telecommunications, Inc. as additional insured.

17.3 Contractor(s) employed by the parties to work on the Fiber Optic Cable shall provide and maintain at all times during the provision of services to the parties the same types of and amounts of insurance (with the exception of the amount of Comprehensive General Liability Insurance), which insurance shall be issued by companies approved by the parties.

For Comprehensive General Liability Insurance, contractor(s) shall carry:

(1)	Combined Single Limit: $2,000,000 each occurrence; and

(2)	Bodily Injury and Property Damage: $2,000,000 general aggregate, $1,000,000 products and completed operations aggregate.

The contractor(s) insurance shall be evidenced by certificates of insurance which shall be delivered to the contracting party prior to commencement of the provision of services. The certificates of insurance shall show that the insurance is prepaid and in full force and effect and that such insurance shall not be canceled, non-renewed or changed during the term of this Agreement or during any extension thereof, without at least thirty (30) days written notice to Norlight and McLeodUSA. The maintenance of insurance by the contractor shall in no way limit or affect the extent of the contractor’s liability.

ARTICLE XVIII

CONDEMNATION

18.1 In the event any portion of the McLeodUSA Cable and/or the Norlight Cable, or the Rights in or upon which it has been installed, become the subject of a condemnation proceeding by any governmental agency or other party cloaked with the power of eminent domain for public purpose or use, then and in such event, it is agreed that IRU Grantee’s interest (being its Proportionate Share of the Cable, and other equipment and facilities installed as a part of the Owner’s Cable and IRU Grantee’s occupancy of the Rights) shall be severed from Owner’s interest in such proceeding. IRU Grantee shall be entitled to independently pursue an award for its interest in such proceedings and the parties hereto agree to have any such condemnation awards specifically allocated between Norlight ‘s interest and McLeodUSA’s interest. In the event IRU Grantee’s interest in such proceeding cannot be severed from Owner’s interest, IRU Grantee shall be entitled to receive its Proportionate Share of the award for its interest in the IRU Fibers and occupancy of the Rights.

18.2 Upon its receipt of a formal notice of condemnation or taking, Owner shall notify IRU Grantee immediately of any condemnation proceeding filed against the Owner’s Cable, including the IRU Fibers, or the Rights in or upon which the IRU Fibers have been installed. Owner shall also notify IRU Grantee of any similar threatened condemnation proceeding and agrees not to sell the Cable or release Rights to such acquiring agency, authority or other party in lieu of condemnation without the prior written consent of IRU Grantee, which consent shall not be unreasonably conditioned, delayed or denied.

18.3 It is expressly recognized and understood by each IRU Grantee that relocation costs resulting from any such condemnation proceeding may not be reimbursed by the condemning authority and, if IRU Grantee requests Owner to relocate the IRU Fibers, IRU Grantee shall pay its Proportionate Share of all costs associated with the relocation of the IRU Fibers in excess of such costs which were reimbursed by the condemning authority. If the IRU Fibers are relocated by Owner pursuant to this Article 18.3, IRU Grantee shall pay to Owner all condemnation awards given to IRU Grantee, if any, that relate to the relocation of that portion of the IRU Fibers.

ARTICLE XIX

CONFIDENTIALITY

19.1 McLeodUSA and Norlight represent, certify, and warrant that they shall use their best reasonable efforts to ensure that any and all information and documents obtained from the other party during the term of this Agreement, and identified as being confidential information will be held in strict confidence and will not be used by their company, its employees, subcontractors, consultants or agents for any purpose other than its performance required by this Agreement.

19.2 All documents, data, or information furnished by McLeodUSA or Norlight is the sole property of that party. Upon the expiration of this Agreement and any extensions thereof, those documents, data, or information shall be returned to its owner if readily available.

19.3 Neither McLeodUSA nor Norlight may make any news release, public announcement, denial or confirmation concerning all or any part of this Agreement or use the other’s name in sales or advertising materials, or in any manner advertise or publish the fact that the companies have entered into this Agreement, or disclose any of the details of this Agreement to any third party, including the press, without the prior written consent of the other party, except such disclosures required by law, or the rules and regulations of the relevant government agencies.

ARTICLE XX

ABANDONMENT

Should the IRU Grantee decide to abandon all or part of its IRU Fibers, it may do so by informing the Owner in writing, such abandonment being made at no cost to either party. IRU Grantee shall remove its equipment and electronics within thirty (30) days of such notification of abandonment by IRU Grantee, failing which the Owner shall remove same at IRU Grantee’s costs payable within thirty (30) days of receipt of the invoice. At the time of abandonment, the IRU Grantee shall have no further rights with respect to its IRU. Such abandonment shall not reduce or otherwise affect the abandoning party’s obligations hereunder.

ARTICLE XXI

DEFAULT

21.1 Neither party shall be in default under this Agreement unless and until the other party shall have given the defaulting party written notice of such default and the defaulting party shall have failed to cure the default within thirty (30) days after written receipt of such notice; provided, however, that where a default cannot be reasonably cured within the thirty (30) day period, if the defaulting party shall promptly proceed to cure the default with due diligence, the time for curing the default shall be extended for a period of up to ninety (90) days from the date of receipt of the default notice.

21.2 Upon the failure by the defaulting company to timely cure any default after notice thereof from the non-defaulting party, the non-defaulting party may take any action it determines, in its discretion, to be necessary to correct the default, and/or pursue any legal remedies it may have under applicable law or principles of equity relating to the breach.

21.3 The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to injunctive or similar preliminary relief to prevent or cure breaches of the provisions of this Agreement by the other and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

21.4 An event of default shall also be deemed to have occurred if a party becomes insolvent, or institutes or has instituted against it bankruptcy proceedings which are not dismissed within ninety (90) days of filing, or makes a general assignment for the benefit of creditors, or if a receiver is appointed for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, and the non-defaulting party may immediately terminate this Agreement.

ARTICLE XXII

NOTICES

22.1 Unless otherwise provided herein, all notices and communications concerning this Agreement shall be in writing and addressed as follows:

If to McLeodUSA:

McLeodUSA Telecommunications Services, Inc.

McLeodUSA Technology Park

Attention: Legal Staff

6400 C Street SW

P.O. Box 3177

Cedar Rapids, Iowa 52406-3177

If to Norlight Telecommunications, Inc.:

Norlight Telecommunications, Inc.

Attention: Senior Vice President

275 North Corporate Drive

Brookfield, WI 53045-5818

22.2 Unless otherwise provided herein, notices shall be sent by certified U.S. Mail, return receipt requested, or by commercial overnight delivery service which provides acknowledgement of delivery, or by facsimile, and shall be deemed delivered: if sent by U.S. Mail, five (5) days after deposit; if sent by facsimile, or commercial overnight delivery service, upon verification of receipt.

ARTICLE XXIII

ASSIGNMENT, SUCCESSION

23.1 Except as provided in this Article, IRU Grantee shall not assign this Agreement to any other party without the prior written consent of Owner, provided, however, that without such consent, IRU Grantee shall have the right to assign, sublet or otherwise transfer this Agreement, in whole or in part, to any parent, subsidiary or affiliate of IRU Grantee or to any person, firm or corporation which shall control, be under the control of or be under common control with IRU Grantee, or any corporation or entity into which IRU Grantee, or a subsidiary of IRU Grantee, may be merged or consolidated or which purchases all or substantially all of the assets of IRU Grantee, or a subsidiary of IRU Grantee.

23.2 Except as provided in this Article, Owner shall not assign this Agreement to any other party without the prior written consent of IRU Grantee, provided, however, that without such consent, Owner shall have the right to assign, sublet or otherwise transfer this Agreement, in whole or in part, to any parent, subsidiary or affiliate of Owner or to any person, firm or corporation which shall control, be under the control of or be under common control with Owner, or any corporation or entity into which Owner, or a subsidiary of Owner, may be merged or consolidated or which purchases all or substantially all of the assets of Owner, or a subsidiary of Owner.

23.3 Subject to the provisions of this Article, each of the parties’ respective rights and obligations hereunder, shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.

23.4 Right to resell IRU and IRU repurchase:

23.4.1 During the first three (3) years of the initial IRU term of this Agreement, Owner and IRU Grantee agree that IRU Grantee shall not assign, lease, grant an IRU with respect to, or otherwise in any manner transfer or make available in any manner to any third party the right to use, or use of or access in any manner to any of the IRU Grantee’s rights in the whole and discrete IRU Fibers which are part of the Owner’s system, unless permission is specifically granted and approved in writing by the Owner, such approval not being unreasonably withheld. Nothing contained in this Article 23.4 shall prohibit McLeodUSA from leasing or selling capacity in lit McLeodUSA IRU Fibers. Nothing contained in this Article 23.4 shall prohibit Norlight from leasing or selling capacity in lit Norlight IRU Fibers.

23.4.2 After the first three (3) years and until the conclusion of the fifth (5th) year from the date of this Agreement, the IRU Grantee shall give Owner written notice if IRU Grantee has excess IRU Fibers (“Notice”). Upon receiving Notice, and unless the Notice is withdrawn by the IRU Grantee, the Owner shall have the right, but not the obligation, to purchase the IRU or portion of IRU contained in the Notice (“Right to Repurchase”) for a dollar amount (“Repurchase Amount”) equal to:

The initial total per fiber, per fiber mile IRU cost share for the specific Segment as indicated in the applicable Exhibit A, multiplied by both (a) the quantity of IRU Fibers contained in the Notice, and, (b) the number of Segment miles in the Notice.

During the same time period in this Subarticle 23.4.2, IRU Grantee shall provide Owner with any written letter of interest (“Offer”) from a third party who wishes to lease fibers or purchase an IRU from the IRU Grantee. The Offer shall contain a description of the route in which the third party desires a fiber lease or IRU purchase, the number of fibers desired, and the approximate route mileage. The Owner shall have fifteen (15) days to review the Offer and shall have the Right to Repurchase, but not the obligation to repurchase, for the Repurchase Amount.

The Owner shall notify the IRU Grantee in writing whether Owner exercises its Right to Repurchase the IRU or portion of IRU. Should Owner elect to not exercise its Right to Repurchase the IRU or portion of IRU, or not respond within fifteen (15) days after receipt of the Offer, the IRU Grantee shall have the right to market excess IRU Fibers without restriction and shall have permission to assign, lease, grant an IRU with respect to, or otherwise in any manner transfer or make available in any manner to any third party the right to use, or use of or access in any manner to any of the IRU Grantee’s rights in the whole and discrete IRU Fibers which are part of the Owner’s system, for the remainder of the IRU term.

23.4.3 After five (5) years from the date of this Agreement, the IRU Grantee shall have the right, without the prior written consent of the Owner, to assign, lease, grant an IRU with respect to, or otherwise in any manner transfer or make available in any manner to any third party the right to use, or use of or access in any manner to any of the IRU Grantee’s rights in the whole and discrete IRU Fibers which are part of the Owner’s system. Promptly following any such subsequent IRU grant, the IRU Grantee shall give Owner written notice identifying the transferee.

ARTICLE XXIV

GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the state in which the Cable is located, without regard to its conflict of laws principles.

ARTICLE XXV

INDEPENDENT CONTRACTOR

The performance by McLeodUSA and/or Norlight of all duties and obligations under this Agreement shall be as independent contractors and not as agents of the other party, and no persons employed or utilized by a performing party shall be considered the employees or agents of the other. Neither party shall have the authority to enter into any agreement purporting to bind the other without its specific written authorization. The parties agree that this Agreement does not create a partnership between, or a joint venture of McLeodUSA and Norlight.

ARTICLE XXVI

DISPUTE RESOLUTION

26.1 It is the intent of Norlight and McLeodUSA that any disputes which may arise between them, or between the employees of each of them, be resolved as quickly as possible. Quick resolution may, in certain circumstances, involve immediate decisions made by the parties’ representatives. When such resolution is not possible, and depending upon the nature of the dispute, the parties hereto agree to resolve such disputes in accordance with the provisions of this Article. The obligation herein to arbitrate shall not be binding upon any party with respect to requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

26.2 McLeodUSA and Norlight shall each designate, by separate letter, representatives as points of contact and decision making with respect to the obligations and rights of the parties, said letters to be furnished by each party to the other within thirty (30) days from the date of this Agreement. Any disputed issues arising during the term of this Agreement shall in all instances be initially referred to the parties’ designated representatives. The parties’ designated representatives shall render a mutually agreeable resolution of the disputed issue, in writing, within seventy-two (72) hours of such referral. Either party may modify the designated representative upon written notice to the other party.

26.3 Any claims or disputes arising under the terms and provisions of this Agreement, or any claims or disputes which the parties’ representatives are unable to resolve within the seventy-two (72) hour time period shall continue to be resolved between the parties’ representatives if mutually agreeable, or may be presented by the claimant in writing to the other party within thirty (30) days after the circumstances which gave rise to the claim or dispute took place or become known to the claimant, or within thirty (30) days after the parties’ representatives fail to achieve resolution, whichever is later. The written notice shall contain a concise statement of the claim or issue in dispute, together with relevant facts and data to support the claim.

26.4 Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator.

The arbitrator(s) shall not have the authority, power or right to alter, change, amend, modify, add or subtract from any provision of this Agreement except pursuant to Article 28.3 or to award punitive damages. The arbitrator shall have the power to issue mandatory orders and restraining orders in connection with the arbitration. The award rendered by the arbitrator shall be final and binding on the parties and judgment may be entered thereon in any court having jurisdiction.

The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law.

26.5 During the continuance of any arbitration proceeding, each party shall continue to perform their respective obligations under this Agreement.

ARTICLE XXVII

LIENS

27.1 In the event the IRU Fibers become subject to any mechanics’, artisans’ or materialmen’s lien, or other encumbrance chargeable to or through Owner which interfere with the IRU Fibers or jeopardize IRU Grantee’s use of its Fibers, Owner shall promptly cause such lien or encumbrance to be discharged and released of record (by payment, posting of bond, court deposit or other means) without cost to IRU Grantee and shall indemnify IRU Grantee against all costs and expenses (including attorney’s fees) incurred in discharging and releasing such lien or encumbrance; provided, however, that if any such lien or encumbrance is not so discharged and released within thirty (30) days after written notice by IRU Grantee to Owner, then IRU Grantee may pay or secure the release or discharge thereof at the expense of Owner. Owner shall reimburse IRU Grantee for such payments within thirty (30) days of invoice by IRU Grantee.

27.2 Owner agrees and acknowledges that it has no right to use any of the IRU Fibers included in the Owner’s Cable. Owner shall obtain from any entity in favor of which Owner in its discretion may grant after the date of this Agreement a security interest or lien on all or part of Owner’s Cable, a written nondisturbance and subordination agreement in form and substance reasonably satisfactory to IRU Grantee. The nondisturbance and subordination agreement will be written to the effect that such lienholder acknowledges IRU Grantee’s and other present or future participants’ interest and rights in the IRU

Fibers and the IRU granted by this Agreement, and agrees that the same shall not be diminished, disturbed, impaired or interfered with in any adverse respect by such lienholder.

27.3 IRU Grantee agrees and acknowledges that it has no right to use any of the fibers, other than the IRU Fibers, included in the Owner’s Cable or otherwise incorporated in the Owner’s system and that IRU Grantee shall keep any and all of the Owner’s system, other than the IRU granted in the IRU Fibers, free from any liens, rights or claims of any third party attributable to IRU Grantee. Notwithstanding the aforementioned, IRU Grantee shall obtain from any entity in favor of which IRU Grantee in its discretion may grant after the date of this Agreement a security interest or lien on all or part of such IRU granted by this Agreement, a written nondisturbance agreement substantially to the effect that such lienholder acknowledges Owner’s and other present or future participants’ interest and rights in the Owner’s Cable and agrees that the same shall not be diminished, disturbed, impaired or interfered with in any adverse respect by such lienholder.

ARTICLE XXVIII

MISCELLANEOUS

28.1 The headings of the Articles in this Agreement are strictly for convenience and shall not in any way be construed as amplifying or limiting any of the terms, provisions or conditions of this Agreement.

28.2 In construction of this Agreement, words used in the singular shall include the plural and the plural the singular, and “or” is used in the inclusive sense, in all cases where such meanings would be appropriate.

28.3 No provision of this Agreement shall be interpreted to require any unlawful action by either party. If any section or clause of this Agreement is held to be invalid or unenforceable, then the meaning of that section or clause shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save the section or clause, it shall be severed from this Agreement with respect to the matter in question, and the remainder of the Agreement shall remain in full force and effect. However, in the event such a section or clause is an essential element of the Agreement, the parties shall promptly negotiate a replacement section or clause that will achieve the intent of such unenforceable section or clause to the extent permitted by law.

28.4 This Agreement may be amended only by a written instrument executed by the party against whom enforcement of the modification is sought.

28.5 No failure to exercise and no delay in exercising, on the part of either party hereto, any right, power or privilege hereunder shall operate as a waiver hereof, except as expressly provided herein. Any waiver by either party of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of this Agreement unless and until agreed to in writing by both parties.

28.6 In the event of a conflict or difference between the provisions of this Agreement and those of Exhibit A, the provisions of Exhibit A shall prevail. If there is a conflict or difference between this Agreement and other Exhibits, this Agreement shall prevail.

28.7 This Agreement has been fully negotiated between and jointly drafted by the parties.

28.8 All actions, activities, consents, approvals and other undertakings of the parties in this Agreement shall be performed in a reasonable and timely manner.

28.9 Unless expressly defined herein, words having well known technical or trade meanings shall be so construed.

28.10 Except as set forth in Subarticle 28.11, this Agreement does not provide and is not intended to provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other privilege.

28.11 Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer, or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Subarticle and shall be entitled to enforce the obligations of this Subarticle.

ARTICLE XXIX

COUNTERPARTS

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

ARTICLE XXX

ENTIRE AGREEMENT

This Agreement, and any Exhibits referenced and attached hereto or to be attached hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, understandings and agreements with respect hereto, whether oral or written.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Norlight Telecommunications, Inc.

By:	Robert E. Rogers

Title:	Senior Vice President

McLeodUSA Telecommunications Services, Inc.

By:	/s/

Title:

EXHIBITS:

A: Fiber Exchange Details, Route maps

B: [Not used for this Agreement]

C: Construction Standards and Fiber Specification

D: Acceptance Test Plan

E: Form of Acceptance Notice

F: As-Built Drawing Specifications

G: Maintenance and Repair